Investor Relations Contacts:
•		Lawrence Delaney, Jr., The Berlin Group
•		Tel: 714-734-5000; larry@berlingroup.com
•
•		Kris Magnuson, Exec. VP/CFO
•	JDA Software Group, Inc.	JDA Software Group, Inc
•	NEWS RELEASE	Tel: 480-308-3000

JDA Reports 77% Increase in Third Quarter Software Licenses
GAAP EPS of $0.11, Non-GAAP EPS of $0.14

Scottsdale, Ariz. – October 20, 2003 – JDA® Software Group, Inc. (Nasdaq: JDAS) today announced financial results for the third quarter and nine months ended September 30, 2003. JDA reported $58 million in total revenues for third quarter 2003, representing a 17% increase over the prior year’s quarter. Product revenues for third quarter 2003 were $37.8 million, including software licenses of $19.1 million and maintenance revenues of $18.6 million, increases of 77% and 25% respectively over third quarter 2002.

          JDA reported a 345% increase in GAAP net income of $3.4 million, or $0.11 per share in third quarter 2003 compared with GAAP net income of $758,000, or $0.03 per share in third quarter 2002.

          “This quarter was characterized by a number of significant competitive wins,” commented CEO Hamish Brewer. “In particular, our Americas region achieved a year over year increase of 104% as we closed four substantial deals in the U.S. Our competitive strength in the market is attributable to both our solution strength and our on-going market leadership delivering solutions.”

          “We remain cautiously optimistic with a strong pipeline and we anticipate growth in license and maintenance revenues as we look forward. Consulting revenues and profits continue to be impacted by the reduction in large projects as optimization and analytic solutions continue to dominate our results. We have started to execute plans to address this issue, however, we do not expect any improvement until the first quarter of 2004.”

THIRD QUARTER 2003 HIGHLIGHTS

•	Increased Demand for Strategic Merchandising, Optimization and Analytics: JDA’s Arthur and E3 brands benefited from significant revenue increases in third quarter 2003 over the prior year. This is the most active segment of the market and our solutions are competing very effectively. Although sales of Portfolio Merchandising software also showed a steep incline, JDA believes that demand for large host systems will remain erratic in this economic environment.

•	Major Tier One Successes: JDA won two major competitive selections at tier one retailers in the U.S., one of which wishes to remain confidential, the other was the Kroger Company, which with total revenues of $53 billion, selected an integrated merchandising, planning and replenishment solution to support the general merchandise and apparel division of its Fred Meyer chain. These competitive wins further reinforce JDA’s growing reputation as a company that can actually deliver results with these demanding customers.

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JDA Reports 3Q Earnings

•	First signs of Improvement for Merchandising Systems: Although JDA does not expect to return to historic levels of sales in this product area any time soon, JDA signed five new merchandising system deals resulting in real growth for the past 12 months over the previous 12 months.

•	Java-based Store Systems Business Underway: JDA signed Family Christian Stores this quarter as its early adopter of Portfolio POS™, JDA’s new Java-based store system. The specialty retailer is a current JDA client that will migrate its 325 plus stores from an older version of JDA’s in-store system. With the success of this implementation, JDA will capitalize on the emerging Java opportunities in the store systems market, widely cited as a top priority for CIO’s in 2004.

•	Continuing to Raise the Bar: JDA invested $16.1 million to enhance and expand JDA Portfolio with its ongoing .Net development and to acquire Engage, Inc. to build upon its Portfolio Revenue Management suite.

          JDA ended the quarter with $115 million in cash and marketable securities compared to $114.3 million at the end of last quarter and $101.9 million at December 31, 2002. Total deferred revenues increased to $28.4 million from $27.3 million last quarter. Net DSOs for third quarter 2003 were 62 days compared to 56 days last quarter, and 95 days in third quarter 2002. JDA had $1.8 million positive cash flow from operations during the third quarter compared to $12.9 million in the second quarter. The difference results from a $6.7 million increase in receivables in Q3’03 compared to a $4.5 million decrease in Q2’03, and a $4.1 million reduction in our deferred tax liability primarily as a result of our amendment to our 2002 tax return to partially capitalize R&D.

NINE MONTH RESULTS FOR 2003

          For the nine months ended September 30, 2003, total revenues were $152.2 million as compared to $166.1 million recorded in the nine-month period of 2002. While product revenues increased by five percent to $94.7 million from the $90.5 million reported in the same period last year, service revenues decreased 24% to $57.5 million. This decrease is due to a shift from JDA products that have higher implementation requirements and longer payback periods to JDA’s Strategic Merchandise Management products, which offer quicker implementations and ROI. Non-GAAP earnings per share decreased to $0.20 from $0.44 last year. GAAP earnings per share decreased to $0.08 from $0.27 last year due to the decline in revenues.

CONFERENCE CALL INFORMATION

          JDA will hold a conference call to discuss third quarter results on October 20, 2003 at 4:45 pm (Eastern time). To participate in the call, dial 1.800.921.9431 (United States) or 1.973.935.8505 (International)

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JDA Reports 3Q Earnings

and ask the operator for the “JDA Software Group, Inc. Third Quarter 2003 Earnings.” A replay of the conference call will begin Monday, October 20, 2003 at 9:00 pm (Eastern) and will end on Monday, November 2, 2003 at 12:00 am (Eastern). You can hear the replay by dialing 1.877.519.4471 (United States) or 1.973.341.3080 (International) using access 4180045.

          To participate in a Web cast of the call visit the following web page at the time of the conference call: http://viavid.net/dce.aspx?sid=000016F8.

ABOUT JDA SOFTWARE

          With nearly 4,600 retail, manufacturing and wholesale clients in 60 countries, JDA Software Group, Inc. (Nasdaq:JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,300 associates operating from 33 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call 1-800-479-RETAIL (7382) or email info@jda.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation: (i) our anticipation of continued growth in license and maintenance revenues in the future; (ii) our expectation that consulting revenues and profits will begin improving in the first quarter of 2004; (iii) the possibility that we may be seeing the first signs of improvement in the demand for merchandising systems; and (iv) our expectation that we will successfully implement Portfolio POS at our first site for this product, Family Christian Stores. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) we may not be able to predict and achieve continued growth in product revenues in future quarters, particularly given the uncertainty of future economic conditions; (b) we may experience difficulty managing fluctuations in the demand for our services and therefore may be unable to improve services revenue and profits; (c) our forecast that we may experience improved demand for merchandising systems may not be accurate, particularly since our current cautious optimism is only based upon one quarter’s data point; (d) we may experience difficulty successfully implementing for the first time the initial version of a large complex system such as Portfolio POS; and (e) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

“JDA” and “JDA Portfolio” are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

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JDA Reports 3Q Earnings

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$77,590	$71,065
Marketable securities	37,416	30,790

Total cash, cash equivalents and marketable securities	115,006	101,855
Accounts receivable, net	39,685	47,077
Income tax receivable	2,231	7,479
Deferred tax asset	4,721	5,564
Prepaid expenses and other current assets	13,398	12,289

Total current assets	175,041	174,264
Property and Equipment, net	20,839	21,337
Goodwill	62,397	59,801
Other Intangibles, net	57,651	56,635
Promissory Note Receivable	2,929	3,017
Deferred Tax Asset	1,770	—

Total assets	$320,627	$315,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,982	$3,020
Accrued expenses and other liabilities	22,888	26,957
Deferred revenue	28,416	23,331

Total current liabilities	54,286	53,308
Deferred Tax Liability	—	4,980
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized, 50,000,000 shares; issued 29,235,769 and 28,696,688 shares, respectively	292	287
Additional paid-in capital	242,904	237,120
Retained earnings	29,780	27,353
Accumulated other comprehensive loss	(2,083)	(4,199)

	270,893	260,561
Less treasury stock, at cost, 414,702 and 339,702 shares, respectively	(4,552)	(3,795)

Total stockholders’ equity	266,341	256,766

Total liabilities and stockholders’ equity	$320,627	$315,054

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JDA Reports 3Q Earnings

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

REVENUES:
Software licenses	$19,121	$10,801	$42,353	$48,620
Maintenance services	18,630	14,851	52,332	41,875

Product revenues	37,751	25,652	94,685	90,495
Consulting services	18,451	21,825	52,409	69,568
Reimbursed expenses	1,749	1,935	5,077	6,083

Service revenues	20,200	23,760	57,486	75,651
Total revenues	57,951	49,412	152,171	166,146

COST OF REVENUES:
Cost of software licenses	429	140	852	1,264
Amortization of acquired software technology	1,162	1,069	3,332	3,178
Cost of maintenance services	4,466	3,605	12,754	10,453

Cost of product revenues	6,057	4,814	16,938	14,895
Cost of consulting services	14,605	15,158	42,784	47,757
Reimbursed expenses	1,749	1,935	5,077	6,083

Cost of service revenues	16,354	17,093	47,861	53,840
Total cost of revenues	22,411	21,907	64,799	68,735

GROSS PROFIT	35,540	27,505	87,372	97,411
OPERATING EXPENSES:
Product development	12,711	10,370	35,499	31,175
Sales and marketing	11,960	9,196	29,744	29,851
General and administrative	6,082	6,395	17,658	21,130
Amortization of intangibles	798	711	2,242	2,137
Relocation costs to consolidate development and client support activities	458	—	1,718	—
Purchased in-process research and development	—	—	—	800
Restructuring, asset disposition and other charges	—	—	—	1,295

Total operating expenses	32,009	26,672	86,861	86,388

OPERATING INCOME	3,531	833	511	11,023
Gain on sale of office facility	—	—	639	—
Other income, net	217	342	1,141	1,344

Total other income	217	342	1,780	1,344

INCOME BEFORE INCOME TAXES	3,748	1,175	2,291	12,367
Income tax provision (benefit)	374	417	(136)	4,387

NET INCOME	$3,374	$758	$2,427	$7,980

BASIC EARNINGS PER SHARE	$.12	$.03	$.09	$.29

DILUTED EARNINGS PER SHARE	$.11	$.03	$.08	$.27

SHARES USED TO COMPUTE:
Basic earnings per share	28,659	28,316	28,540	27,927

Diluted earnings per share	29,368	28,677	28,899	29,273

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JDA Reports 3Q Earnings

JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(in thousands, except share data, unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

NON-GAAP OPERATING INCOME
Operating income (GAAP BASIS)	$3,531	$833	$511	$11,023
Adjustments for non-GAAP measures of performance:
Add back amortization of acquired software technology	1,162	1,069	3,332	3,178
Add back amortization of intangibles	798	711	2,242	2,137
Add back relocation costs to consolidate development and client support activities	458	—	1,718	—
Add back in-process research and development costs	—	—	—	800
Add back restructuring, asset disposition and other charges	—	—	—	1,295

Adjusted non-GAAP operating income (loss)	$5,949	$2,613	$7,803	$18,433

NON-GAAP OPERATING INCOME, as a percentage of revenue
Operating income (loss) (GAAP BASIS)	6%	2%	—	7%
Adjustments for non-GAAP measures of performance:
Amortization of acquired software technology	2%	2%	2%	2%
Amortization of intangibles	1%	1%	1%	1%
Relocation costs to consolidate development and client support activities	1%	—	1%	—
In-process research and development costs	—	—	—	—
Restructuring, asset disposition and other charges	—	—	—	1%
Adjusted non-GAAP operating income (loss)	10%	5%	5%	11%

NON-GAAP EARNINGS PER SHARE
Diluted earnings per share (GAAP BASIS)	$.11	$.03	$.08	$.27
Adjustments for non-GAAP measures of performance, net of tax:
Add back amortization of acquired software technology	$.03	$.02	$.07	$.07
Add back amortization of intangibles	$.02	$.02	$.05	$.05
Add back relocation costs to consolidate development and client support activities	$.01	—	$.04	—
Add back in-process research and development costs	—	$—	—	$.02
Add back restructuring, asset disposition and other charges	—	$—	—	$.03
Add back gain on sale of office facility	—	$—	$(.01)	$—
Add back tax benefit from R&D capitalization	$(.03)	—	$(.03)	—

Adjusted non-GAAP earnings per share	$.14	$.07	$.20	$.44

CASH FLOW INFORMATION
Net cash provided by operating activities	$1,812	$10,317	$19,807	$27,747
Net cash provided by (used in) investing activities	(13,577)	(5,890)	(19,850)	(31,084)
Net cash provided by financing activities	3,001	2,100	4,619	16,164

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